UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2024

Bright Mountain Media, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

000-54887	27-2977890
(Commission File Number)	(IRS Employer Identification No.)

6400 Congress Avenue, Suite 2050

Boca Raton, Florida 33487

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Retirement of W. Kip Speyer

On June 21, 2024, W. Kip Speyer informed Bright Mountain Media, Inc. (the “Company”) that he will retire from his position as Chairman and as a member of the Board of Directors (the “Board”) of the Company effective June 30, 2024 (the “Effective Date”). Mr. Speyer’s decision to retire as the Company’s Chairman was not the result of any disagreements between Mr. Speyer, on the one hand, and the Company’s management or Board, on the other hand, as to any matter relating to the Company’s operations, policies, or practices.

In connection with his retirement, Mr. Speyer and the Company entered into a Separation and Release Agreement (the “Separation Agreement”) effective as of June 29, 2024 (unless rescinded by Mr. Speyer prior to such date), pursuant to which, among other things, the Company will accelerate vesting of unvested stock options held by Mr. Speyer.

Resignation of Harry Schulman

On June 21, 2024, Harry Schulman, a director of the Company, notified the Company that he was resigning from the Board, effective June 30, 2024. At the time of his resignation, Mr. Schulman was also the Chair of the Company’s compensation and audit committees. Mr. Schulman did not have any disagreement with the Company when he tendered his resignation. In connection with his resignation, the Company and Mr. Schulman entered into a separation agreement pursuant to which, among other things, the Company will accelerate vesting of unvested stock options held by Mr. Schulman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bright Mountain Media, Inc.

Date: June 27, 2024	By:	/s/ Matt Drinkwater
Matt Drinkwater
Chief Executive Officer